Exhibit 3.3

THE GLADSTONE COMPANIES, INC.

6.0% Senior Secured Bonds

CUSIP No. 37653L AA3

ISIN No. US37653LAA35

No. [•]	No. of 6.0% Senior Secured Bonds (the “Bonds”): [•]
Principal Amount of the Bonds: $[•]

THE GLADSTONE COMPANIES, INC., a Delaware corporation (the “Company”), for value received, promises to pay to [•], or its registered assigns, the principal sum of up to $[•], as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in the Bonds attached hereto, on the Maturity Date (as defined herein).

Interest Payment Dates: Monthly payments commencing [•] and occurring on the first day of each month thereafter until the Bonds are no longer outstanding. The initial interest payment for all Bonds shall be the Interest Payment Date that follows the first full calendar month after the initial issuance of the Bonds.

Interest Record Dates: 5:00 p.m. New York City time on the 23rd day of the month immediately preceding the relevant Interest Payment Date.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [•]

THE GLADSTONE COMPANIES, INC., a Delaware corporation

By:

Name:

Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds as the 6.0% Senior Secured Bonds described in the within mentioned Indenture. Dated: [•].

UMB Bank, National Association, as Trustee

By:

Name:

Title:

SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Office or Trustee of Registrar

(Reverse of Bond)

6.0% Senior Secured Bonds

This Certificate is governed by that certain indenture by and between UMB Bank, National Association (the “Trustee”) and the Company, dated as of [___], 2020 (the “Indenture”), as amended or supplemented from time to time, relating to the offer of $50,000,000 in the aggregate of Bonds of the Company. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of the Bonds at 6.0% per annum from the date of issuance, up to but not including June 30, 2025 (the “Maturity Date”). The Company will pay interest due on the Bonds on the Interest Payment Dates. Interest on the Bonds will accrue, if interest has been paid, from the most recent Interest Payment Date for which interest has been paid on such Bond, or if interest has not been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest from time to time on demand at the same rate to the extent lawful. Interest on the Bonds shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 2: Principal Maturity. The Company shall pay all Outstanding principal, accrued but unpaid interest and any other amounts owed under the terms of the Bonds (through the Maturity Date) on the Maturity Date unless the Bonds are otherwise repurchased or redeemed prior to such date.

SECTION 3. Method of Payment. The Company will pay interest on the Bonds to the Persons who are registered holders of Bonds at the close of business on the Interest Record Date for such interest installment, even if such Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The Bonds will be issued in denominations of $25 and integral multiples of $25 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Principal, premium, if any, interest any other amounts due on the Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the holders of Bonds at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

SECTION 4. Paying Agent and Registrar. Initially, UMB Bank, National Association will act as paying agent and registrar. The Company may change the paying agent or registrar without notice to the holders of the Bonds. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 5. Indenture. The Company issued the Bonds under the Indenture. The terms of the Bonds include those stated in the Indenture for a complete description of the terms of the Bonds. The Bonds are subject to all such terms, and holders of Bonds are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 6. Optional Redemption. The Company may redeem some or all of the Bonds at any time, or from time to time, on or after June 30, 2023 at the applicable Repurchase Price. Unless the Company defaults in payment of the applicable Repurchase Price, on and after the Repurchase Date, interest will cease to accrue on the Bonds or portions of the Bonds called for redemption. In addition, the Company may redeem all of the Bonds at any time, or from time to time, in the event that the board of directors of the Company, in its sole discretion, determines that the proceeds from the sale of the Bonds are insufficient for the intended use of proceeds as set forth in the Offering Circular, if such intended use of proceeds is no longer viable, or such other determination that a redemption is in the Company`s best interests. Such a redemption will be at the applicable Repurchase Price.

SECTION 7. Repurchase at Option of Holder. The Company will repurchase any Bonds pursuant to Section 3.04 of the Indenture at a price that is equal to the principal amount of such Bond plus interest accrued but unpaid during the Interest Accrual Period up to, but not including, the Repurchase Date for such Bond.

SECTION 8. Denominations, Transfer Exchange. The Bonds are in registered form without coupons in denominations of $25 and integral multiples of $25 in excess thereof. The transfer of Bonds may be registered and Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a holder of Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Bonds to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Bonds for a period of 15 days before the day of the mailing of a notice of redemption of less than all the Outstanding Bonds and ending at the close of business on the day of such mailing.

SECTION 9. Persons Deemed Owners. The registered holder of Bonds may be treated as its owner for all purposes.

SECTION 10. Amendment, Supplement and Waiver. Any past Default may be waived with the consent of the holders of a majority of the Bonds then Outstanding. Without notice to or consent of any holder of Bonds, the parties thereto may amend or supplement the Indenture and the Bonds as provided in the Indenture.

SECTION 11. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Bonds may declare the principal of, premium, if any, and accrued and unpaid interest on the Bonds to be due and payable immediately in accordance with the provisions of Section 6.01 of the Indenture. Holders of Bonds may not enforce the Indenture or the Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Bonds may direct the Trustee in its exercise of any trust or power. The holders of a majority of the Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the Bonds waive any past Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond.

SECTION 12. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 13. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any stockholder, organizer, member, director, officer or manager of the Company or of any predecessor or successor Person thereof. Each holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 14. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 15. Abbreviations. Customary abbreviations may be used in the name of a holder of Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 16. CUSIP and ISIN Numbers. The Company has caused the CUSIP and ISIN numbers to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to holders of Bonds. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 17. Registered Form. The Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 18. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any holder of Bonds upon written request and without charge a copy of the Indenture.